                                                                    Exhibit 2.1



                            STOCK PURCHASE AGREEMENT

                          Dated as of November 4, 1998

                                    Between

                The Western and Southern Life Insurance Company

                                      and

                        Central Reserve Life Corporation

                           With Respect to all of the

                          Outstanding Capital Stock of

                        Continental General Corporation










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                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----

                                   ARTICLE I
                                  DEFINITIONS


1.1      Definitions ...................................................1

                                   ARTICLE II
                           SALE OF SHARES AND CLOSING

2.1      Purchase and Sale .............................................5
2.2      Consideration .................................................6
2.3      Closing .......................................................6

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1      Organization of Seller ........................................6
3.2      Authority of Seller ...........................................6
3.3      Organization of the Company ...................................6
3.4      Capital Stock .................................................7
3.5      Subsidiaries ..................................................7
3.6      Conflicts or Violations .......................................7
3.7      SAP Statements ................................................7
3.8      Reserves & Insurance Issued by Life Insurer ...................8
3.9      Absence of Changes ............................................9
3.10     Taxes ........................................................11
3.11     Litigation ...................................................12
3.12     Compliance With Laws .........................................12
3.13     Benefit Plans and Employee Matters ...........................12
3.14     Properties ...................................................12
3.15     Contracts ....................................................12
3.16     Licenses and Permits .........................................14
3.17     Operations Insurance .........................................14
3.18     Intercompany Liabilities .....................................14
3.19     Bank Accounts ................................................14
3.20     Brokers ......................................................15
3.21     Employees ....................................................15
3.22     Environmental Matters ........................................15
3.23     Transactions with Affiliates .................................16

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                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1      Organization of the Purchaser ................................16
4.2      Authority of Purchaser .......................................16
4.3      Conflicts or Violations ......................................16
4.4      Litigation ...................................................17
4.5      Purchase for Investment ......................................17
4.6      Brokers ......................................................17

                                   ARTICLE V
                            COVENANTS OF THE SELLER

5.1      Regulatory and Other Approvals ...............................17
5.2      HSR Filings ..................................................18
5.3      Investigation by the Purchaser ...............................18
5.4      Conduct of Business ..........................................18
5.5      Financial Statements .........................................19
5.6      Intercompany Liabilities .....................................19
5.7      Resignations of Directors ....................................20
5.8      Books and Records ............................................20
5.9      Notice and Cure ..............................................20
5.10     Mortgages ....................................................20
5.11     Section 338(h)(10) Election ..................................20

                                   ARTICLE VI
                           COVENANTS OF THE PURCHASER

6.1      Regulatory Approvals .........................................20
6.2      HSR Filings ..................................................21
6.3      Non-Solicitation .............................................21
6.4      Notice and Cure ..............................................21
6.5      Employees ....................................................21
6.6      Confidentiality ..............................................22

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                                  ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

         7.1      Representations and Warranties ..........................22
         7.2      Performance .............................................22
         7.3      Officer's Certificates ..................................22
         7.4      HSR Act Approval ........................................22
         7.5      No Injunction ...........................................23
         7.6      No Proceeding or Litigation .............................23
         7.7      Consents, Authorizations, etc. ..........................23
         7.8      No Adverse Change .......................................23
         7.9      Opinions of Counsel .....................................23
         7.10     Director Resignations ...................................23

                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF THE SELLER

         8.1      Representations and Warranties ..........................24
         8.2      Performance .............................................24
         8.3      Officer's Certificates ..................................24
         8.4      HSR Act Approval ........................................24
         8.5      No Injunction ...........................................24
         8.6      No Proceeding or Litigation .............................24
         8.7      Consents, Authorizations, etc. ..........................24
         8.8      Opinion of Counsel ......................................25

                                   ARTICLE IX
                        SURVIVAL OF PROVISIONS; REMEDIES

         9.1      Survival ................................................25
         9.2      Available Remedies ......................................25

                                   ARTICLE X
                                INDEMNIFICATION

         10.1     Tax Indemnification and Other Tax Matters ...............26
         10.2     Other Indemnification ...................................27
         10.3     Method of Asserting Claims ..............................28
         10.4     After-Tax Damages; Refunds ..............................29
         10.5     Claims Limitation .......................................30

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                                   ARTICLE XI
                                  TERMINATION

11.1     Termination ......................................................30
11.2     Effect of Termination ............................................31
11.3     Failure to Close .................................................31

                                  ARTICLE XII
                                    NOTICES

12.1     Notices ..........................................................31

                                  ARTICLE XIII
                                 MISCELLANEOUS

13.1     Entire Agreement .................................................32
13.2     Expenses .........................................................33
13.3     Public Announcements .............................................33
13.4     Confidentiality ..................................................33
13.5     Further Assurances ...............................................33
13.6     Waiver ...........................................................33
13.7     Amendment ........................................................34
13.8     Counterparts .....................................................34
13.9     No Third Party Beneficiaries .....................................34
13.10    Governing Law ....................................................34
13.11    Binding Effect ...................................................34
13.12    Assignment Limited ...............................................34
13.13    Headings, Gender, etc. ...........................................34
13.14    Severability .....................................................34
Disclosure Schedule
Exhibit A
Exhibit B
Exhibit C

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                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of November 4, 1998, by and between The Western and Southern Life Insurance Company, an Ohio corporation (the "Seller"), and Central Reserve Life Corporation an Ohio corporation (the "Purchaser").


                                    RECITALS

         WHEREAS, the Seller owns all of the issued and outstanding capital stock of Continental Genera] Corporation, a Nebraska corporation ("Company"), and

         WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Company upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         1.1 DEFINITIONS. The capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

         "Annual Statement" shall mean any annual statement of the Company filed with or submitted to the insurance regulatory authorities of the state in which the Company is domiciled on a form or forms prescribed or permitted by such authorities.

         "Audit" shall mean any audit, assessment of Taxes, or other examination by any Tax Authority, or any judicial or administrative proceeding or appeal of such proceeding relating to Taxes.

         "Benefit Plans" shall mean all Employee Pension Benefit Plans, all Employee Welfare Benefit Plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, vacation, sick leave, layoff, and supplemental or excess benefit plans, and all other benefit contracts, arrangements, or procedures having the effect of a plan, in each case, existing on or before the Closing Date, under which the Seller or the Company is or may hereafter



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


become obligated in any manner as an employer (including without limitation obligations to make contributions or other payments).

         "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in Ohio are not open for business.

         "Claim Notice" shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 10.3(a) hereof; enclosing a copy of all papers served, if any.

         "Closing" shall mean the closing of the sale and purchase of the Shares, as provided in Section 2.3 hereof.

         "Closing Date" shall mean the second Business Day after the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in Articles VII, and VIII hereof, or such other date as the Purchaser and the Seller may mutually agree upon in writing.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "commercially reasonable efforts" or "commercially reasonable steps," when used with respect to any party, shall mean the reasonable efforts of such party without the requirement that such party incur any unreasonable out-of-pocket expenses, including the making of any capital contribution, or incur any other unreasonable burden or commence or pursue litigation in any action, suit or proceeding, whether administrative, civil or criminal.

         "Confidentiality Agreement" shall mean the letter agreement, dated July 9, 1998, by and between the Seller and the Purchaser.

         "Consideration" shall have the meaning ascribed to it in Section 2.2.

         "Control" (and its derivative terms "Controlled," "Controls," etc.) shall mean the power and right to direct the management and policies of another Person, whether by ownership of voting securities, the ability to elect a majority of the board of directors or other managing board or committee, management contract, or otherwise.

         "Damages" shall mean any and all costs, damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including without limitation punitive, treble, or other exemplary or extra-contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, actuaries, and other experts, and other reasonable expenses of litigation or of any claim, default, or assessment).

         "Disclosure Schedule" shall mean the Disclosure Schedule attached hereto.

         "Employee Pension Benefit Plan" shall mean each employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, which is or was in existence on or before the Closing Date, and to which the Company is or would hereafter become obligated in any manner as an employer.

         "Employee Welfare Benefit Plan" shall mean each employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, which is or was in existence on or before the Closing Date, and to which the Company is or would hereafter become obligated in any manner as an employer.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall mean any Person under common control or a member of a controlled group of corporations (as defined in Sections 414(b) and (c) of the Code) with the Seller, the Company or any of its subsidiaries.

         "Financial Statements" shall mean the SAP Statements.

         "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

         "Indemnified Party" shall mean a Person claiming indemnification under
Article X hereof.

         "Indemnifying Party" shall mean a Person against whom claims of indemnification are being asserted under Article X hereof.

         "Indemnity Notice" shall have the meaning ascribed to it in Section 10.3(c) hereof.

         "Intercompany Liability Statement" shall have the meaning ascribed to it in Section 5.6 hereof.

         "Inter-Party Claim" shall have the meaning ascribed to it in Section 10.3(c).

         "IRS" shall mean the United States Internal Revenue Service or any successor agency.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, preemptive right (other than those granted by state law), rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing, in each case, other than Permitted Encumbrances.

         "Life Insurer" shall mean the Continental General Insurance Company, a wholly owned subsidiary of Company.

         "Material Adverse Effect" shall mean a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller or the Purchaser to perform its obligations under this Agreement, or on the business condition (financial or otherwise) of the Company or its subsidiaries as a whole.

         "NAIC" shall mean the National Association of Insurance commissioners.

         "Order" shall mean any decree, injunction, judgment, order, ruling, assessment or writ.

         "Permitted Encumbrances" shall mean the following: (i) Liens for Taxes or assessments or other governmental charges or levies (a) that are not yet due and payable, or (b) that are being contested in good faith and have been adequately reserved for; (ii) pledges or deposits of the type reflected in the Company's 1997 Annual Statement on the Schedule of Special Deposits; (iii) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing obligations aggregating not in excess of $200,000 at any time outstanding, not yet due and payable; and (iv) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

         "Person" shall mean any natural person, corporation, general partnership, limited liability company, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

         "Post-Closing Straddle Period" shall mean with respect to any taxable period that commences prior to the Closing Date, but ends after the Closing Date, the portion of the taxable period that commences on the first day after the Closing Date and continues up to and including the last day of such taxable period.

         "Pre-Closing Straddle Period" shall mean with respect to any taxable period that commences prior to the Closing Date, but ends on or after the Closing Date, the portion of the taxable period that commences on the first day of such taxable period and continues up to and including the Closing Date.

         "Quarterly Statement" shall mean any quarterly statement of a Company filed with or submitted to the insurance regulatory authorities of the state in which such Company is domiciled on a form or forms prescribed or permitted by such authorities.

         "Representative" shall mean, with respect to any Person, any director, officer, employee, agent, advisor, counsel, accountant, actuary, lender or other representative of such Person or of any Affiliate of such Person or any Representative of any of the foregoing.

         "Reserve Liabilities" shall have the meaning ascribed to it in Section 3.8.

         "Resolution Accountant" shall have the meaning ascribed to it in
Section 10.1 (g) hereof.

         "SAP" shall mean, with respect to the Company or its subsidiaries (or the respective SAP Statements), the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authorities of the state in which such

Company or subsidiary is domiciled, consistently applied throughout the specified period and in the immediately prior comparable period.

         "SAP Statements" shall mean the Annual Statements, the Quarterly Statements, and other financial statements and presentations of the Company and its subsidiaries delivered to the Purchaser pursuant to Section 3.7 or Section
5.5 hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shares" shall have the meaning ascribed to it in Section 3.4.

         "subsidiary" shall mean, with respect to any Person, any corporation with respect to which such Person, directly or indirectly through one or more subsidiaries, owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors.

         "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes, charges, fees, levies, assessments, or other governmental charges (whether imposed directly or through withholdings), including net income, gross income, profits, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, employment, severance, stamp, occupation, use, ad valorem, premium, windfall profits, net worth, payroll, franchise, license, gains, customs, duties, value added, transfer and recording taxes, including any interest, penalties and additions to Tax applicable thereto.

         "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

         "Tax Claim" shall have the meaning ascribed to it in Section 10.1(g) hereof.

         "Tax Returns" shall mean returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return required to be supplied to a taxing authority in respect of or relating to Taxes.

         "Tax Sharing Agreement" shall mean the Election to Allocate the Consolidated Tax Liability under section 552, dated September 15, 1997.

         "Third Party Claim" shall have the meaning ascribed to it in Section 10.3(a) hereof.

         "WARN Act" shall have the meaning ascribed to it in Section 6.5.


                                   ARTICLE II
                           SALE OF SHARES AND CLOSING

         2.1 PURCHASE AND SALE. The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares at the Closing upon the terms and subject to the conditions set forth in this Agreement.

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         2.2 CONSIDERATION. The consideration for the Shares (the
"Consideration") under this Agreement shall be $84 million.

         2.3 CLOSING. Subject to the provisions of this Agreement, the Closing shall take place at the home office of the Seller, at 10:00 a.m., local time, on the Closing Date. At the Closing, the Seller shall assign and transfer to the Purchaser good and valid title, and all other rights and interests, in and to the Shares, free and clear of all Liens. To effect such assignment and transfer, the Seller shall deliver or cause to be delivered to the Purchaser certificates representing all of the Shares, accompanied by duly executed blank stock powers or (at the request of the Purchaser) endorsed in blank for transfer. The Seller shall execute and deliver to the Purchaser the Shares and such documents and instruments as are required of the Seller under the terms and provisions of this Agreement. All such certificates, stock powers, documents, and instruments shall be in form and content reasonably satisfactory to the Purchaser. The Purchaser shall pay the Consideration by wire transfer of immediately available funds to the bank account designated by the Seller at least one day before the Closing and deliver such documents and instruments as are required of the Purchaser under the terms and provisions of this Agreement. All such documents and instruments shall be in form and content reasonably satisfactory to the Seller.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

         3.1 ORGANIZATION OF SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and has the requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations under this Agreement. The Seller is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business by the laws thereof; except such as would not have a Material Adverse Effect.

         3.2 AUTHORITY OF SELLER. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except to the extent that enforcement hereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).


         3.3 ORGANIZATION OF THE COMPANY. The Company and its subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the State of Nebraska. They are duly licensed, qualified or admitted to do business and are in good standing and are duly licensed to issue insurance in all jurisdictions in which they are required to be so licensed, qualified or admitted to do business by the laws thereof. The Company and each of its subsidiaries has the corporate power and authority to carry on their respective businesses as now conducted.

         3.4 CAPITAL STOCK. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share, of which 4,294,869 shares are issued and outstanding (the "Shares"). The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Seller, free and clear of all Liens. Except as provided in this Agreement or as disclosed in the Disclosure Schedule, there are no outstanding obligations, securities, options, agreements, understandings or contracts that give any Person the right to purchase or acquire or obligate the Company or its subsidiaries to issue, authorize or repurchase any shares of capital stock of the Company or its subsidiaries (or any interest therein). There are no rights in or claims possessed by any person enforceable against the Company or its subsidiaries to compel any such sale issuance, authorization or repurchase.

         3.5 SUBSIDIARIES. The Company's subsidiaries are set forth in the Disclosure Schedule. The Company owns all of the issued and outstanding common stock of each of its subsidiaries free and clear of all Liens.

         3.6 CONFLICTS OR VIOLATIONS. Neither the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby, nor the performance by the Seller of its obligations hereunder will:

             (a) subject to obtaining the approvals, authorizations and clearances, and making the filings, contemplated by Section 5.1 and 5.2 and Sections 6.1 and 6.2 hereof prior to the Closing Date, violate any term or provision of any law or any writ, judgment, decree, injunction, or similar order applicable to the Seller, the Company or any subsidiary;

             (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the Articles of Incorporation or Regulations or Bylaws of the Seller, the Company or any subsidiary; or

             (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien under, any contract to which the Company or any subsidiary is a party or by which any of its assets or properties may be bound.

         3.7 SAP STATEMENTS. The Seller has previously delivered to the Purchaser true and complete copies of the following SAP Statements:

             (a) an Annual Statement of the Life Insurer for each of the years ended 1997, 1996 and 1995 (and the notes, exhibits and schedules relating thereto and any affirmations and certifications filed therewith);

             (b) audited statements of admitted assets, liabilities, and capital and surplus of the Life Insurer as of December 31, 1997, 1996 and 1995, and the related summaries of operations, statements of capital and surplus and cash flow for the years then ended, together with the notes related thereto; and

             (c) a Quarterly Statement of the Life insurer for the period ended September 30, 1998 (and the exhibits and schedules relating thereto).

Each such Annual Statement and Quarterly Statement complied in all material respects wit all applicable laws when so filed and was timely filed with all required insurance regulatory authorities. No material deficiencies have been asserted or are otherwise known by the Seller with respect thereto other than the adjustments noted in the audited statements referred to in Section 3.7(b) above. Each of the SAP Statements (and the exhibits and schedules relating thereto), including, without limitation, each statement of assets, liabilities, surplus and other funds and each of the summaries of operations, statements of capital and surplus and cash flow contained in the SAP Statements, was to the knowledge of Seller (i) prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein), (ii) prepared from and is consistent with the books and records of the Company or Life Insurer, as appropriate and (iii) is true and complete in all material respects and presents fairly the financial condition, assets, properties and liabilities of the Company and Life Insurer as of the respective dates thereof and the results of operations and changes in capital and surplus and in the cash flow of the Company and Life Insurer for and during the respective periods covered thereby.

         3.8 RESERVES AND INSURANCE ISSUED BY LIFE INSURER. To the knowledge of
Seller:

             (a) Except as disclosed in the Disclosure Schedule, all reserves and other liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported ("Reserve Liabilities"), as established or reflected in the SAP Statements of the Life Insurer, (i) have been determined in accordance with generally accepted actuarial standards (as adopted by the Actuarial Standards Board and the NAIC, including but not limited to Actuarial Guidelines as found in the Financial Condition Examiners Handbook) consistently applied, (ii) are fairly stated in accordance with sound actuarial principles,
(iii) are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity contracts and in the related reinsurance, coinsurance and other similar contracts, (iv) meet the requirements of the insurance laws and regulations of the jurisdictions in which such contracts were issued or delivered (v) are at least as great as the minimum aggregate amounts required for the conduct of business in any other states in which the Life Insurer is licensed, and adequate provision for all such Reserve Liabilities has been made (in accordance with SAP) and are or will be in all material respects in accordance with the related insurance, coinsurance and reinsurance contract of Life Insurer. The Life Insurer owns assets that qualify as admitted assets under applicable laws in an amount at least equal to the Life Insurer's Reserve Liabilities.

             (b) Each form of insurance policy, policy endorsement or amendment, reinsurance contract, annuity contract, application form, sales material and Service contract now in use by the Company or any subsidiary in any jurisdiction has, where required, received interim or final approvals from the appropriate insurance regulatory authorities of such jurisdiction.

             (c) Neither the Company nor any subsidiary has issued any participating policies or any retrospectively rated policies of insurance, other than policies with final premiums subject to audit.

             (d) Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed and have received interim or final approval from such regulatory authorities, and all premiums charged by the Life Insurer conform with such approvals.

             (e) All insurance contract benefits payable by the Life insurer and by any other person that is a party to or bound by any reinsurance, coinsurance or other similar contract with such Life Insurer, have in all respects been paid or are in the course of settlement in accordance with the terms of the insurance, reinsurance or coinsurance contracts under which they arose, except for such benefits which the Life Insurer reasonably believes there is a basis to contest payment.

             (f) No outstanding insurance contract issued, reinsured, underwritten or assumed by any Life Insurer entitles the holder thereof or any other person to receive dividends, distributions or other benefits based upon the revenues or earnings of such Life Insurer or any other person.

             (g) The underwriting standards utilized and ratings applied by the Life Insurer and by any other person that is a party to or bound by any insurance, reinsurance, coinsurance or other similar contract with the Life Insurer conforms in all respects as to such contracts to the standards and ratings required pursuant to the terms of the respective insurance, reinsurance, coinsurance or other similar contracts.

             (h) All amounts to which Life Insurer is entitled under reinsurance, coinsurance or similar contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible, in accordance with the terms of such contracts.

             (i) Each insurance agent, general agent, broker, producer, or representative for Life insurer, is duly licensed under state insurance laws for the type of business written, sold or produced by such person in the particular jurisdiction in which such person writes, sells or produces such business for the Life Insurer and, where required by law, is duly appointed by the Company to act as agent for the Company, except where such lack of licensure would not have a Material Adverse Effect.

         3.9 ABSENCE OF CHANGES. Except as disclosed in the Disclosure Schedule or in the Financial Statements, or as contemplated in this Agreement, since December 31, 1997, (a) there has not been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss, whether or not covered by insurance), condition, or state of facts of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) the Company and its subsidiaries have operated only in the ordinary course of business consistent with past practice, and (c) without limiting the generality of the foregoing, neither the Company nor its subsidiaries have:

                   (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock, other than) dividends of $261,714 paid in each of the following months: March, June and September 1998;

                   (ii) created any Lien on or in any of its assets or properties or assumed any Lien with respect to any of its assets or properties, which Lien relates to liabilities that, individually or in the aggregate, exceed $200,000;

                   (iii) incurred any liability for borrowed money that, individually or in the aggregate, exceeds $200,000;

                   (iv) suffered any damage, destruction or loss (whether or not covered by insurance) affecting any of its assets or properties, which damage, destruction or loss, individually or in the aggregate, exceeds $200,000;

                   (v) suffered the termination or lapse of, or otherwise failed to preserve, any material license or permit;

                   (vi)     amended its Articles of Incorporation or Bylaws;

                   (vii) terminated, amended or executed any material reinsurance, coinsurance or other similar contract; or

                   (viii) amended, terminated or waived any material right under any agreement, contract or other written commitment to which it is a party or by which it is bound and which is required to be disclosed pursuant to
Section 3.15, other than in the ordinary course of business;

                   (ix) materially reduced the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of the Company or any subsidiary;

                   (x) granted any severance or termination pay to any director, officer or employee of the Company or any subsidiary, other than in the ordinary course of business consistent with past practice, any employee of the Company or any subsidiary, or increased benefits payable to any director or officer other than in the ordinary course of business under existing benefit plans;

                   (xi) other than in the ordinary course of business consistent with past practice, cancelled, waived, released or compromised any debt, claim or right in excess of $100,000;

                   (xii) materially changed any accounting principle or practice or method or application thereof;

                   (xiii) entered into any agreements other than on an arm's-length basis between the Company and any director, executive officer or affiliate or associate of the foregoing;

                   (xiv) other than in the ordinary course of business consistent with past practice, changed any underwriting, actuarial, investment, or financial reporting practice or policy followed by the Company or any subsidiary or method or application thereof, or any assumption underlying such principle, practice or policy;

                   (xv) entered into any contract or agreement to take any of the actions set forth in paragraphs (i) through (xiv) of this Section 3.9.

         3.10     TAXES. Except as disclosed in the Disclosure Schedule:


                  (a) all material income Tax Returns required to be filed have been filed, and all such returns are true, complete and correct in all material respects;

                  (b) there are no material Liens in respect of Taxes upon the properties of the Company or its subsidiaries, except for Liens in respect of property Taxes not yet due and payable; and

                  (c) neither the Company nor its subsidiaries are a party to, are bound by, nor have any obligation under any tax sharing contract, other than the Tax Sharing Agreement.

                  (d) each of the Company and its subsidiaries has duly paid or made adequate provision for the payment of all Taxes that have been incurred by it or are due or to the Seller's knowledge, claimed to be due from it by Federal, state, county, local or foreign taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are being contested in good faith, for which adequate reserves have been established and which are set forth on the Disclosure Schedule;

                  (e) there are no disputes pending, or claims asserted or assessments upon the Company or any subsidiary regarding Taxes, nor does the Company or any subsidiary have outstanding any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county, local or foreign Tax Return for any period;

                  (f) proper and accurate amounts (in all material respects) have been withheld by the Company and its subsidiaries from their employees, customers, shareholders and others from whom they are required to withhold Tax in compliance with all applicable Federal, state, county, local and foreign laws;

                  (g) the Financial Statements contain, in conformity with SAP, adequate accruals for all Taxes with respect to periods covered thereby and all prior periods;

                  (h) all Tax deficiencies asserted or assessed against the Company or any subsidiary have been paid or finally settled with no remaining amounts owed;

                  (i) there is no pending, or to the knowledge of the Seller, threatened action, audit, proceeding or investigation (of which investigation the Company has knowledge) with respect to (i) the assessment or collection of Taxes, or (ii) a claim for refund made by the Company or any subsidiary with respect to Taxes previously paid;

                  (j) neither the Company nor any subsidiary has taken action that would have the effect of deferring any material Tax liability from any period ending on or before the Closing Date to any period ending after such date;

                  (k) the federal income Tax returns of or including the Company or any of its subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitations for the assessments of federal income Taxes for such periods have expired) for all periods through the taxable year ended December 31, 1994;

                  (l) since Seller acquired the Company neither the Company nor its subsidiaries (i) has ever been a member of an affiliated group of corporations (as defined in Section 1504 of the Code) other than the affiliated group of which the Seller is the common parent, or (ii) has any liability for the Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; and

                  (m) there are no unrecognized gains or losses allocable to the Company or its subsidiaries arising out of any intercompany transactions.

         3.11 LITIGATION. Except as disclosed in the Disclosure Schedule, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Seller, threatened, against the Company or its subsidiaries or to which the Company or its subsidiaries are a party.

         3.12 COMPLIANCE WITH LAWS. To the knowledge of Seller, except as disclosed in the Disclosure Schedule, (a) neither the Company nor any of its subsidiaries are in violation of any law (including all applicable statutes, ordinances, rules and regulations) or subject to or in violation of any writ, judgment, decree, injunction or similar order applicable to it and (b) neither the Company nor any subsidiary has violated any law (including all applicable statues, ordinances, rules and regulation) or any writ, judgment, decree, injunction or similar order applicable to it, whether or not such violation has been remedied, that would result in liability on behalf of the Company or any subsidiary.

         3.13 BENEFIT PLANS AND EMPLOYEE MATTERS. The employees of the Company and its subsidiaries are not participants in any Benefit Plan maintained by Seller or an Affiliate.

         3.14     PROPERTIES. Except as disclosed in the Disclosure Schedule:

                  (a) The Company and its subsidiaries have good, valid and marketable title in fee simple to, or have a valid leasehold interest in, free and clear of all Liens, all real property currently used in the conduct of their business and operations;

                  (b) The Company and its subsidiaries have good and marketable title to, or have legally enforceable rights to use, all tangible personal property that is (i) used in the conduct of their business and operations, other than tangible personal property owned by the Seller or one of its Affiliates (other than the Company) which is set forth on the Disclosure Schedule, or (ii) carried for value on its books and records, in each case, free and clear of all Liens, and all such tangible personal property is, except for reasonable wear and tear, in good operating condition and repair and is suitable for its current uses; and

                  (c) The Company and its subsidiaries have the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement, or other Liens, all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names and service marks that are used in the conduct of their business and operations.

         3.15 CONTRACTS. The Disclosure Schedule sets forth a true and complete list of each of the following contracts that are currently in effect and to which the Company or its subsidiaries is a party, or by which any of the assets or properties of the Company or its subsidiaries are bound:

                  (a) each agency or consultation contract that is not terminable without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days' or less notice;

                  (b) each contract containing any provision or covenant limiting the ability of either of the Company or its subsidiaries to engage in any line of business or to compete with or to obtain products or services from any Person or, to the knowledge of the Seller, limiting the ability of any Person to compete with or to provide products or services to the Company or its subsidiaries;

                  (c) each partnership, joint venture, profit-sharing, or similar contract with any Person;

                  (d) each contract relating to (i) the borrowing of money by the Company or its subsidiaries or (ii) the direct or indirect guarantee by the Company or its subsidiaries of any obligation of any other Person for borrowed money that, in either case, exceeds $200,000;

                  (e) each lease or sublease of real property used in the business and operations of the Company and its subsidiaries, and each lease, sublease or rental or use contract for which the Company or its subsidiaries is liable, in each case, that (i) is not terminable by the Company or the subsidiary without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days' or less notice and (ii) requires annual payments by the Company or its subsidiaries of more than $200,000;

                  (f) each contract relating to the future disposition or acquisition by the Company or its subsidiaries of any assets or properties of any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of business and consistent with past practice) that involves consideration in excess of $200,000;

                  (g) each contract to which the Seller or any Affiliate of the Seller (other than the Company) is a party (including without limitation, those relating to allocations of expenses, personnel, services, or facilities);

                  (h) each assumption reinsurance (as the ceding or assuming company), reinsurance, coinsurance or other similar contract providing for the transfer or sharing of liabilities with respect to in-force insurance business, and each trust agreement or other security agreement related thereto, indicating, with respect to each such contract (by reinsurer or coinsurer) or security agreement, the information required to be disclosed in Schedule S of an Annual Statement;

                  (i) each contract or arrangement pursuant to which any Person guarantees an obligation of the Company or its subsidiaries in excess of $200,000, or pursuant to which the Company or its subsidiaries guarantees any obligation of another Person in excess of $200,000; and

                  (j) each contract not disclosed pursuant to the foregoing clauses (a) through (i) that involves the payment or potential payment, pursuant to the terms of such contract, by or to the Company or its subsidiaries of more than $200,000, or that is otherwise material to the business or condition of the Company or its subsidiaries, other than an insurance policy, annuity or other contract entered into in the ordinary course of business.

Neither the Company or its subsidiaries nor, to the knowledge of the Seller, any other party to any contract set forth on the Disclosure Schedule pursuant to this Section 3.15, is currently in violation, breach or default under any such contract or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract, except such as would not have a Material Adverse Effect. Each contract set forth on the Disclosure Schedule pursuant to this Section 3.15 is in full force and is valid, binding and enforceable as to the Company or any subsidiary in accordance with its terms. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of any contract set forth on the Disclosure Schedule pursuant to this Section 3.15.

         3.16 LICENSES AND PERMITS. Except as disclosed in the Disclosure Schedule, the Company and its subsidiaries own or hold all licenses, franchises, permits, approvals, authorizations, exceptions, classifications, certificates, registrations and similar documents or instruments that are required for their business and operations.

         3.17 OPERATIONS INSURANCE. The Disclosure Schedule sets forth a true and complete list and description of all casualty, liability, property, workers compensation, directors and officers liability and other similar insurance contracts that insure the business and operations of the Company and its subsidiaries or affect or relate to the ownership, use or operation of their assets or properties and (a) that have been issued to them (including, without limitation, the names and addresses of the insurers and the expiration dates thereof, and coverage thereof) or (b) that are held by the Seller or by any Affiliate of the Seller (other than the Company) for the benefit of the Company and its subsidiaries. All such insurance is in full force and effect. All premiums due with respect to such insurance for all periods up to and including the Closing Date will have been paid as of such date and no notice of cancellation or termination has been received with respect to any such policy. All such policies of insurance will remain in full force and effect through the Closing Date; provided, however, that the policies referred to in the foregoing clause (b) may be terminated, or otherwise cease to be in full force and effect, as of the close of business on the Closing Date.

         3.18 INTERCOMPANY LIABILITIES. Except as reflected in the Financial Statement or as disclosed in the Disclosure Schedule, or as provided under
Section 10.1 of this Agreement, there are no liabilities, contracts or commitments between the Company or its subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller (other than the Company), on the other, except for the Tax Sharing Agreement and liabilities that have been incurred on a basis consistent with past practice. Except as disclosed in the Disclosure Schedule, since September 30, 1998, no such intercompany liabilities have been paid, and no settlements of such intercompany liabilities have been made except intercompany liabilities that have been paid or settled on a basis consistent with past practice. Since September 30, 1998 the Company has not paid a dividend, nor has any payment been made with respect to the principal or interest on any loans from Seller to the Company or any Subsidiary.

         3.19 BANK ACCOUNTS. The Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company and its subsidiaries have accounts or safe deposit boxes or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating, in each case, the account number and the names of the employees authorized to transact business with respect thereto.

         3.20 BROKERS. Except as disclosed in the Disclosure Schedule, all negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser, without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser or the Company for a finder's fee, brokerage commission, or similar payment. Any claims or obligations with respect to the items required to be set forth in the Disclosure Schedule pursuant to this Section 3.20 are the responsibility of and shall be paid by the Seller.

         3.21 EMPLOYEES.

              (a) To the knowledge of Seller the Company and each subsidiary is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There is no proceeding pending or to the knowledge of the Seller, threatened, against the Company or any subsidiary relating to any of the foregoing. The Company and each subsidiary has complied with all applicable notice provisions of and has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Neither the Company nor any subsidiary is a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union to organize any of its employees.

              (b) All sums due for employee compensation have been paid, accrued or otherwise provided for. No person treated as an independent contractor by the Company or any subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, non exempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules or regulations. The Disclosure Schedule sets forth the name, title, current annual compensation rate (including bonus and commissions) and current base salary rate of each officer of the Company and each subsidiary as of December 31, 1997. The Financial Statements contain accurate accounts of all accrual bonuses, sick leave, severance pay and vacation benefits for Company and its subsidiary's employees.

         3.22. ENVIRONMENTAL MATTERS. The real property and facilities operated and leased by the Company and its subsidiaries and the operations of the Company and its subsidiaries thereon comply and have at all times complied in all material respects with all applicable laws and rules of common law pertaining to the environment, natural resources and public or employee health and safety, including all Environmental Laws. As used in this Agreement, "Environmental Laws" means all applicable laws and rules of common law pertaining to the environment, natural resources and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act (42) U.S.C. section 601 et seq.), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendment Act of 1984, the Clean Air Act the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act and any similar or analogous statutes, regulations and decisional law of any governmental authority, as each of the foregoing may be amended and in effect on or prior to Closing.

         3.23. TRANSACTIONS WITH AFFILIATES. Neither the Company nor any of its subsidiaries is a party to any transaction with any of the following other than in connection with any employment contract or other employment arrangement: (i) current or former officer or director of the Company or any of its subsidiaries;
(ii) any parent, spouse, child, brother or sister of any such officer or director; (iii) any corporation, partnership or other entity of which any such officer or director or any such family relation is an officer, director, partner or greater than 10% shareholder (based on percentage ownership of voting stock) other than the Seller and its affiliates; or (iv) any Affiliate of any such persons or entities, including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental or real or personal property from, or otherwise requiring payments to, any such person or entity.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Seller as follows:

         4.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations under this Agreement. The Purchaser is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business by the laws thereof, except such as would not have a Material Adverse Effect.

         4.2 AUTHORITY OF PURCHASER. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement hereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         4.3 CONFLICTS OR VIOLATIONS. Neither the execution and delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby, nor the performance by the Purchaser of its obligations hereunder will:

             (a) subject to obtaining the approvals, authorizations and clearances, and making the filings, contemplated by Sections 5.1 and 5.2 and Sections 6.1 and 6.2 hereof prior to the Closing Date, violate any term or provision of any law of or any writ, judgment, decree, injunction, or similar order applicable to the Purchaser;

             (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the

Articles or Certificate of Incorporation, Bylaws or other organizational documents of the Purchaser; or

             (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration, or result in the creation of any Lien under, any contract to which the Purchaser is a party or by which any of its assets or properties may be bound; except, in each case, such as would not have a Material Adverse Effect.

         4.4 LITIGATION. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         4.5 PURCHASE FOR INVESTMENT. The Shares to be acquired under the terms of this Agreement will be acquired by the Purchaser for its own account for the purpose of investment and not for the purpose of a "distribution," within the meaning of the Securities Act. The Purchaser will not transfer or otherwise dispose of any of the Shares acquired by it, or any interest therein, in any manner that would violate any provision of the Securities Act or any applicable state securities law. The Purchaser agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act or state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

         4.6 BROKERS. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller, without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller, the Company or any of the Seller's subsidiaries for a finder's fee, brokerage commission, or similar payment.


                                   ARTICLE V
                            COVENANTS OF THE SELLER

         5.1 REGULATORY AND OTHER APPROVALS. The Seller shall, and shall cause the Company to (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable contract of the Seller or the Company to consummate the transactions contemplated hereby, (b) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of the Seller or the Company to permit the Seller to consummate the transactions contemplated hereby, (c) provide such other information and communications to such governmental and regulatory authorities as the Purchaser or such authorities may reasonably request and (d) cooperate with the Purchaser in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of the Purchaser to consummate the transactions contemplated hereby, including without limitation, any required approvals of the insurance regulatory authorities of the States of Nebraska and Ohio.

         5.2 HSR FILINGS. The Seller shall (a) take promptly all actions necessary to make the filings required of the Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Purchaser in connection with the Purchaser's filings under the HSR Act and (d) request early termination of the applicable waiting period.

         5.3 INVESTIGATION BY THE PURCHASER. The Seller shall provide, and shall cause the Company to provide, to the Purchaser, its lenders, and their respective counsel, accountants, actuaries and other Representatives, access, upon reasonable notice and during normal business hours, to employees of the Seller, and to the facilities, accountants, actuaries, assets, properties and books and records of the Company and its subsidiaries and shall furnish the Purchaser and such other Persons during such period with all such information and data (including without limitation copies of contracts and other books and records) concerning the business and operations of the Company as the Purchaser or any of such other Persons may reasonably request, except to the extent that the disclosure of any such information could result in the waiver of any attorney-client privilege, in which event the Seller shall so advise the Purchaser; provided, however, that all information disclosed to the Purchaser and such other Persons pursuant hereto shall be subject to the terms of the Confidentiality Agreement.

         5.4 CONDUCT OF BUSINESS. Except as otherwise provided in this Agreement or as may be consented to in writing by the Purchaser, the Seller shall cause the Company and its subsidiaries to conduct their business only in the ordinary course and consistent with past practice, and, without limiting the generality of the foregoing, the Seller shall cause the Company and its subsidiaries:

             (a) to use all commercially reasonable efforts to (i) preserve intact their present business organization, reputation and policyholder or customer relations, (ii) keep available the services of their key employees, agents, consultants and other similar representatives, (iii) maintain all material licenses, qualifications and authorizations to do business in each jurisdiction in which they are so licensed, qualified or authorized, (iv) comply with all material terms of all material contracts to which they are a party or by which any of their assets or properties is or may be bound, and (v) maintain all of their assets and properties in good working order and condition, ordinary wear and tear excepted;

             (b) to maintain their books and records in the usual manner and consistent with past practice with no material changes in any material underwriting, investment, actuarial, financial reporting or accounting practice or policy;

             (c) to prepare and file all Tax Returns required to be filed by them prior to the Closing Date, and pay all Taxes indicated on such Tax Returns or otherwise due and payable prior to the Closing Date, unless such Taxes are being contested in good faith and adequate reserves have been established on its books and records;

             (d) to comply in all material respects with all laws applicable to their business and operations;

             (e) not to merge, consolidate or combine with any other Person, or to liquidate, dissolve or reorganize;

              (f) not to amend their Articles of Incorporation or Bylaws;

              (g) not to issue any shares of its capital stock or other equity securities or enter into any contract to issue any such shares or other equity securities;


              (h) not to pay any dividend or other distribution in respect of its capital stock, or redeem, purchase or otherwise acquire any of their capital stock (it being understood that payments made pursuant to the Tax Sharing Agreement are not dividends or distributions);

              (i) not to incur any indebtedness for borrowed money other than intercompany liabilities owed by the Company or its subsidiaries to the Seller or an Affiliate of the Seller that are incurred and paid in the ordinary course of business and consistent with past practice that are, individually or in the aggregate, less than $50,000;

              (j) not to make any payment of any material liability outside the ordinary course of business;

              (k) not make any payment of principal or interest on any loans from the Seller to the Company or any Subsidiary; except that payments of accrued interest on such loans may be made on December 31, 1998 and on the day of Closing provided that, as a condition to making such payment on either of such dates, the capital and surplus of Life Insurer on a SAP basis on either such date equals $37 million or more after giving effect to such payment;

              (l) not to forgive or cancel any material debts or claims, or waive any material rights;

              (m) not to enter into, amend or terminate, or agree to enter into, amend or terminate, any material contract set forth on the Disclosure Schedule pursuant to Section 3.15;

              (n) not to sell, lease or otherwise dispose of or agree to sell, leave or otherwise dispose of, any assets, properties, rights or claims; and

              (o) not to take or omit to take any action within its control (i) which could have a Material Adverse Effect or (ii) cause any representation or warranty herein to become false in any material respect.

         5.5 FINANCIAL STATEMENTS. As promptly as practicable after an Annual Statement or Quarterly Statement is filed by the Life Insurer after the date hereof and prior to the Closing Date, the Seller shall deliver to the Purchaser a copy of such Annual Statement or Quarterly Statement.

         5.6 INTERCOMPANY LIABILITIES. Prior to the Closing, the Seller shall continue to provide services for, and enter into transactions with, the Company and its subsidiaries consistent with past practice. Except (a) for those contracts, arrangements and transactions set forth in Section 5.6 of the Disclosure Schedule and (b) as otherwise specifically provided herein, as of the Closing Date the Seller shall terminate, and shall cause its Affiliates to terminate, all contracts, arrangements and transactions between the Company and its subsidiaries, on one hand, and the Seller or any Affiliate of the Seller (other than the Company), on the other. No later than 30 calendar days prior to Closing, the Seller shall deliver to the Purchaser a complete list and description in reasonable detail (including dollar amounts) of all liabilities owed by the Company and its subsidiaries to the Seller or any Affiliate of the Seller (other than the Companies) as of the Closing Date (the "Intercompany Liability Statement"). At the Closing, the Seller shall cause the Company or applicable subsidiaries to pay, the amount set forth thereon, except as otherwise provided under Section 10.1 of this Agreement and except that the principal amount of the indebtedness of Company to Seller resulting from loans shall be treated as a capital contribution of Seller to Company and shall no longer be payable by Company to Seller.

         5.7 RESIGNATIONS OF DIRECTORS. The Seller shall cause each member of the Board of Directors of the Company and its subsidiaries to tender, effective at the Closing, resignation from such Board of Directors.

         5.8 BOOKS AND RECORDS. From and after the Closing Date, the Seller shall deliver to the Purchaser, or make available to the Purchaser copies of, all books and records of the Company and its subsidiaries in the possession of the Seller or any of its Affiliates (other than the Company).

         5.9 NOTICE AND CURE. The Seller shall notify the Purchaser promptly in writing of, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Seller under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Seller contained in this Agreement as if the same were made on or as of the Closing Date.

         5.10 MORTGAGES. Prior to Closing Seller shall purchase from Life Insurer all of the real estate mortgage loans held by Life Insurer for a price, to be paid in cash, equal to the SAP book value of such mortgages.

         5.11 SECTION 338(h)(10) ELECTION. Seller shall at Purchaser's request join with Purchaser in making an election under Section 338(h)(10) of the Code with respect to the Company and its subsidiaries regarding the income tax treatment of this transaction; provided that at the time or prior to such election Purchaser pays to Seller additional consideration for the Shares in the amount of $1,448,000 for the Phase III tax grossed up for federal income taxes plus the amount PricewaterhouseCoopers estimates is appropriate to offset the other costs of this election to the Seller.


                                   ARTICLE VI
                           COVENANTS OF THE PURCHASER

         6.1 REGULATORY APPROVALS. The Purchaser shall (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable contract of the Purchaser or any of its Affiliates to consummate the transactions contemplated hereby, (b) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of the Purchaser to permit the Purchaser to consummate the transactions contemplated hereby, including, without limitation, any required approvals of the insurance regulatory authorities of the States of Nebraska and Ohio, (c) provide such other information and communications to such governmental and regulatory authorities as the Seller or such authorities may reasonably request and (d) cooperate with the Seller and the Company in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental or regulatory authorities required of the Seller and the Company to consummate the transactions contemplated hereby.

         6.2 HSR FILINGS. The Purchaser shall (a) take promptly all actions necessary to make the filings required of the Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Purchaser or any of its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Seller in connection with the Seller's filings under the HSR Act and (d) request early termination of the applicable waiting period.

         6.3 NON-SOLICITATION. Prior to the Closing Date and for a period of two years after any termination of this Agreement prior to Closing, the Purchaser shall not, and shall cause its present and future Affiliates not to, directly or indirectly, utilize or attempt to utilize any information obtained from the Seller or from the Company or its subsidiaries in connection with the transactions contemplated by this Agreement, and not otherwise legally in the possession of the Purchaser or the public, regarding the Life Insurer or its policyholders or customers (a) in any manner that might be competitive with the Life Insurer or (b) for the purpose of causing or attempting to cause (i) any policyholder or customer to replace or terminate an insurance or annuity contract or other investment or financial product issued, reinsured, underwritten or sold by the Life insurer in whole or in part, with products of any other Person at any time, (ii) any reinsurer to terminate any reinsurance, coinsurance or other similar contract, or sever a relationship, with the Life Insurer at any time, or (iii) any agent (including without limitation any insurance agent, consultant or other Representative of the Life Insurer to resign or sever a relationship with the Life Insurer at any time.

         6.4 NOTICE AND CURE. The Purchaser shall notify the Seller promptly in writing of; and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Purchaser under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Purchaser contained in this Agreement as if the same were made on or as of the Closing Date.

         6.5 EMPLOYEES.

             (a) The Purchaser shall indemnify and hold harmless the Seller with respect to all liabilities and obligations whatsoever in connection with claims made by or on behalf of the employees and former employees of the Company and its subsidiaries relating to any termination or alleged termination of employment or coverage on or after the Closing Date, whether by reason of the consummation of the transactions contemplated in this Agreement or otherwise, including without limitation, liabilities with respect to severance pay, salary continuation, group health care, continuation coverage and similar obligations.

             (b) The Purchaser shall give, or cause the Company or any applicable subsidiaries to give, all notices required by the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), and any similar state law or regulation, and the Purchaser hereby assumes all liability for any alleged failure to give any such notice. The Purchaser shall indemnify and hold harmless the Seller and its Affiliates with respect to any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" with respect to the Company and its subsidiaries occurring on or after the Closing Date. For purposes of this Agreement, the Closing Date shall be the "effective date" for purposes of the WARN Act.

         6.6 CONFIDENTIALITY. The Purchaser agrees that all information and data obtained by the Purchaser or the Purchaser's Representatives from the Seller, its Affiliates, and their employees, agents and Representatives shall be kept confidential in accordance with the terms of the Confidentiality Agreement.


                                  ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

              The obligation of the Purchaser to consummate the transactions described in Article II of this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser):

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any breach of a representation or warranty resulting from any action taken by the Seller or any of its Affiliates or any of their Representatives that is required by, or contemplated under, this Agreement.

         7.2 PERFORMANCE. The Seller shall have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Seller at or before the Closing.


         7.3 OFFICER'S CERTIFICATES. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser and executed by the chief executive officer or other senior officer of the Seller, certifying as to the continued accuracy of the representations and warranties as required by Section 7.1 and compliance with all conditions precedent to Closing. In addition, the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Seller, certifying that the Seller has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of the Seller with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect. In addition, the Seller shall have delivered to the Purchaser certificates of good standing, certified as of a recent date by the Secretary of State of the jurisdiction of the Company's incorporation and of each jurisdiction in which the Company is qualified to do business.

         7.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         7.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree or similar order of any court or similar Person restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

         7.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending or, to the knowledge of the Purchaser or the Seller, threatened, any action, suit, investigation, or other proceeding in, before or by any court, governmental or regulatory authority or other Person to restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation or other proceeding would, in the reasonable opinion of the Purchaser, result in a decision, ruling, or finding that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship or similar proceeding with respect to the Seller or the Company.

         7.7 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals, and waivers of every Person necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities of the States of Nebraska and Ohio, and any other insurance regulatory authorities which have jurisdiction over the transactions contemplated hereby) shall have been obtained and shall be in full force and effect.

         7.8 NO ADVERSE CHANGE. Since the date of the most recent Financial Statements, except as disclosed in the Disclosure Schedule, there shall not have been, occurred or arisen any change, event (including without limitation any damage, destruction or loss, whether or not covered by insurance), condition or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

         7.9 OPINIONS OF COUNSEL. The Seller shall have delivered to the Purchaser an opinion, in form and substance reasonably acceptable to the Purchaser, dated the Closing Date, of Donald J. Wuebbling, counsel to the Seller, as to the matters set forth on Exhibit A hereto and of Marks Clare & Richards, counsel to the Company and its subsidiaries as to the matters set forth on Exhibit B hereto.

         7.10 DIRECTOR RESIGNATIONS. The Seller shall have delivered to the Purchaser the resignations from the directors of the Company and its subsidiaries without any claim for compensation.


                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF THE SELLER

         The obligations of the Seller to consummate the transactions described in Article II of this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller):

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

         8.2 PERFORMANCE. The Purchaser shall have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

         8.3 OFFICER'S CERTIFICATES. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, in form and substance reasonably acceptable to the Seller and executed by the chief executive officer or other senior officer of the Purchaser, certifying as to the continued accuracy of the representations and warranties as required by Section 8.1 and compliance with all conditions precedent to Closing. In addition, the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Purchaser, certifying that the Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that any required resolutions (true and complete copies of which shall be attached to the certificate) of the respective Board of Directors of the Purchaser with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

         8.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         8.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree or similar order of any court or similar Person restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

         8.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending or, to the knowledge of the Purchaser or the Seller, threatened, any action, suit, investigation or other proceeding in, before or by any court, governmental or regulatory authority or other Person to restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement, or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation or other proceeding may, in the reasonable opinion of the Seller, result in a decision, ruling, or finding that individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship or similar proceeding with respect to the Purchaser.

         8.7 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals, and waivers of every Person necessary to permit the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

         8.8 OPINION OF COUNSEL. The Purchaser shall have delivered to the Seller an opinion, in form and substance reasonably acceptable to the Seller, dated the Closing Date, of John Novatney, counsel to the Purchaser, as to the matters set forth on Exhibit C hereto.


                                   ARTICLE IX
                        SURVIVAL OF PROVISIONS; REMEDIES

         9.1 SURVIVAL. The representations, warranties, covenants and agreements made by the Seller and the Purchaser in this Agreement, or in any certificate delivered by the Seller or the Purchaser pursuant to Section 7.3 or Section 8.3 hereof shall survive the Closing:

             (a) until the earlier of the third anniversary of the Closing Date or the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of (i) the representations and warranties of the Seller set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.12, 3.20 and 3.22 hereof, or in any certificate delivered pursuant to Section 7.3 hereof (to the extent such certificate refers to such Sections), (ii) the representations and warranties of the Purchaser set forth in
Article IV hereof, or in any certificate delivered pursuant to Section 8.3 and
(iii) the indemnification provisions set forth in Article X hereof;

             (b) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of the Seller set forth in Section 3.10;

             (c) until the second anniversary of the Closing Date in the case of all representations, warranties, covenants and agreements of the Seller and Purchaser not specified in Section 9.1(a), (b) and (d); and

             (d) Until the covenants set forth in Article V (other than Section 5.4), Article VI, Article XIII, and Article X hereof are fully performed or discharged in the case of such covenant.

If a Claim Notice or an Indemnity Notice is given in accordance with Section
10.3 hereof before expiration of the applicable time period referenced above, then (notwithstanding such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, resolution of such claim. This Article IX shall survive the Closing or the termination of this Agreement.

         9.2 AVAILABLE REMEDIES. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.

                                   ARTICLE X
                                INDEMNIFICATION

       10.1  TAX INDEMNIFICATION AND OTHER TAX MATTERS.

             (a) Notwithstanding the terms of the Tax Sharing Agreement, the Seller shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold the Company and the Purchaser harmless against, all Taxes that relate to any taxable period ending on or before the Closing Date that have not been accrued on the books of the Company or its subsidiaries.

             (b) The Purchaser and the Company shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold the Seller harmless against, all Taxes that relate to any taxable period that ends after the Closing Date (including any taxable period that begins prior to the Closing Date and ends after the Closing Date).

             (c) Prior to or on the Closing Date, the Company shall continue to make payments of Taxes to the Seller for the Pre-Closing Straddle Period in amounts determined in a manner consistent with the Tax Sharing Agreement; provided, however, that the Tax Sharing Agreement as to the Company and its subsidiaries shall be terminated as of the Closing Date such that the Company or its subsidiaries shall be bound thereby and have liability thereunder for amounts due in respect of taxable periods prior to and including the Closing Date but not for taxable periods subsequent to such date.

             (d) The Seller and the Purchaser shall maintain all records necessary to support the Tax Returns as filed for all Tax years until closed.

             (e) In the event that the Company is, becomes entitled to, or receives any other refund of Taxes in respect any taxable period ending on or prior to the Closing Date, (i) the Purchaser, the Company and the Seller shall cooperate with each other and take all reasonable actions necessary to obtain such refund and (ii) the amount thereof, plus any interest related thereto shall be the property of (and paid over to) the Seller.

             (f) The Seller shall be responsible for, prepare, and have ultimate discretion with respect to, all Tax Returns required or permitted by applicable law to be filed by the Company (or by the Seller on its behalf) with respect to taxable periods ending on or before the Closing Date. The Purchaser and the Company shall (i) cooperate with the Seller for the purpose of making any election under applicable law to permit the Company to end on the Closing Date all taxable periods that have begun prior to the Closing Date that have not otherwise ended and (ii) provide access during normal business hours to all relevant books and records for purposes of preparing any Tax Returns in respect thereof.

             (g) The Purchaser or the Company shall promptly (i) notify the Seller of the commencement of any Audit by a Tax Authority concerning any Tax for which the Seller may be responsible under Section 10.1(a) of this Agreement (a "Tax Claim") and (ii) furnish the Seller with copies of any correspondence received from any Tax Authority related thereto. The Seller shall promptly (i) notify the Purchaser or the Company of the commencement of any Audit by a Tax Authority concerning any Tax for which the Purchaser or the Company may be responsible under Section 10.1(b) of this Agreement and (ii) furnish the Purchaser or the Company with copies of any correspondence received from any Tax Authority related thereto; provided, however, that the failure of a party to give prompt notice pursuant to this
Section 10.1 (g) shall not relieve the other party from any indemnification obligations hereunder unless the failure to give such notice jeopardizes the other party's ability to defend any claim arising from or related to such Audit.

             (h) The Seller may control the conduct of any Audit covered by
Section 10.4(g) for which it is responsible by having its personnel rather than personnel of the Purchaser or the Company deal directly with the applicable Tax Authority. At its election, the Seller may contest or settle any Tax Claim in any legally permissible manner at its sole cost and expense and, upon the Seller's payment of such Taxes to the relevant Tax Authority, may sue for a refund thereof. The Seller shall control all correspondence, responses, and proceedings related to any such contest or refund suit, and may pursue or forego any administrative proceedings, appeals, or litigation in respect of such Tax Claim. The Purchaser or the Company as appropriate, will cooperate fully, provide access to all books and records, and will take all lawful action in connection with such contest or refund suit as the Seller may reasonably request. The Seller shall keep the Purchaser or the Company, as appropriate, regularly apprised of the progress of any such contest or refund suit. In the event that such contest or refund suit may reasonably be expected to increase materially the liability of the Company for Taxes described in Section 10.1(b) hereof, or increase the obligation of the Company to make payments pursuant to
Section 10.1(c) or (d) hereof, the Seller shall not settle such contest or refund suit without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

             (i) In the event that the Seller does not elect to contest a Tax Claim pursuant to Section 10.1(h) of this Agreement, the Purchaser or the Company may (but shall not be required to) contest such claim for the account of the Seller, in which case (i) the Seller shall have the right to review and approve in advance any correspondence or responses sent to any Tax Authority by or on behalf of the Company with respect to any Tax Claim and to participate in any subsequent administrative proceedings, appeals, and litigation, if any, and
(ii) the Purchaser or the Company, as appropriate, shall provide access to all relevant books and records. The Purchaser or the Company, as appropriate, shall keep the Seller regularly apprised of the progress of any such Audit. In the event that the Purchaser or the Company elects to contest a Tax claim, the Purchaser, and the Company shall indemnify and hold harmless the Seller for any Tax liability in excess of the amount of the Tax liability that would have arisen under the settlement that the Seller was willing to accept.

             (j) Notwithstanding anything to the contrary in this Agreement, the covenants of the parties contained in this Section 10.1 shall survive the Closing until the date 90 days after the expiration of any applicable statute of limitations, including extensions.

        10.2 OTHER INDEMNIFICATION.

             (a) Subject to the provisions of Article IX and Sections 10.4 and
10.5 hereof, the Seller agrees to indemnify the Company and the Purchaser in respect of, and hold each of them harmless against:

                  (i) any and all Damages resulting from or relating to (A) any breach of any representation or warranty in Article III or in any certificate delivered by or for the Seller pursuant to Section 7.3 hereof, or (B) any failure of the Seller to perform any covenant or agreement included in this Agreement and required to be performed by the Seller; and

                  (ii) any and all Damages resulting from a failure on the part of the Seller to comply with the covenants or undertakings set forth in Section
10.1 of this Agreement, provided that such failure does not result from any act or omission on the part of the Purchaser or, after the Closing Date, by the
Company:

             (b)  Subject to the provisions of Article IX and Sections 10.4 and
10.5 hereof, the Purchaser agrees to indemnify the Seller in respect of, and hold the Seller harmless against:

                  (i) any and all Damages resulting from or relating to (A) any breach of any representation or warranty in Article IV or in any certificate delivered by or for the Seller pursuant to Section 8.3 hereof, or (B) any failure of the Purchaser to perform any covenant or agreement included in this Agreement and required to be performed by the Purchaser or, after the Closing Date, by the Company; and

                  (ii) any and all Damages resulting from or relating to liabilities or obligations of the Company other than liabilities and obligations of the Company to the Seller or any Affiliate of the Seller (other than the Companies).

        10.3 METHOD OF ASSERTING CLAIMS. All claims for indemnification by an indemnified Party under Section 10.2 hereof shall be asserted and resolved as follows:

             (a) Third Party Claims. If any claim or demand, or any investigation or proceeding is commenced, for which an Indemnifying Party would be liable for Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any Affiliate thereof (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice within 30 days of receipt by the Indemnified Party of a written notice of claim or demand that constitutes a Third Party Claim and with reasonable promptness with respect to any other Third Party Claim; provided, however, no failure or delay in giving any such Claim Notice shall relieve the Indemnifying Party of its obligations except, and only to the extent, that it is prejudiced thereby. The Indemnifying Party shall give notice to the Indemnified Party within 30 days of receipt of a Claim Notice setting forth whether the Indemnifying Party disputes its liability with respect to matters covered by such Claim Notice and whether the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, desires to assume the defense of the matters set forth in such Claim Notice. The Indemnified Party may take any action it deems necessary to preserve its rights prior to receipt of such response from the Indemnifying Party but shall not settle or proceed to final judgment with respect to such Third Party Claim prior to the expiration of such 30 day period.

             (b) Defense. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any action or proceeding brought against the Indemnified Party in respect of Third Party Claims; provided, however, that the Indemnifying Party shall not settle any matter without obtaining the Indemnified Party's prior consent thereto if such settlement provides for any remedy other than the payment of money damages or that does not provide for a full release of the Indemnified Party or, regardless of the terms of such settlement, if the Indemnifying Party disputes its liability with respect to the Third Party Claim. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party fails to defend or, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense other than as a result of a settlement, the Indemnified Party shall have the right to direct, at the Indemnifying Party's sole cost and expense, through counsel of its own choosing, the defense or settlement of any such action or proceeding; provided, however, that if the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.3 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in and consent (which consent shall not be unreasonably withheld) to the settlement or assume or reassume the defense of such claim or proceeding. Notwithstanding the foregoing provisions of this
Section 10.3(b), if the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.3(b), and the indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such Third Party Claim. The party directing the defense shall pursue such defense diligently and promptly. The parties shall cooperate in the defense of all Third Party Claims. In connection with the defense of any Third Party Claim, each party shall make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of or necessary or appropriate for such defense.

              (c) Claims Between the Parties and their Affiliates. If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim (an Inter-Party Claim"), the Indemnified Party shall give written notice (the "Indemnity Notice") to the Indemnifying Party with reasonable promptness of such claim, specifying the nature, estimated amount and the specific basis for such claim. The Indemnifying Party shall respond within 30 days of receipt of such notice of an Inter-Party Claim. If the Indemnifying Party timely disputes such claim, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve such dispute, and if not so resolved, either party may pursue whatever remedies it may have.

         10.4 AFTER-TAX DAMAGES; REFUNDS. With respect to the indemnification agreements set forth in this Article X, the Seller and the Purchaser agree that the amount of any payment shall be adjusted downward by the tax benefit actually recognized in the year of payment or succeeding year and upward by the tax costs actually incurred in the year of payment or succeeding year by the party to be indemnified and such payment shall be (i) promptly paid to the Indemnifying Party or offset against indemnification payments then owed by the Indemnifying Party or (ii) in the case of any payment due under Section 10.1, payable by either party 30 days after the "final determination" within the meaning of section 1313 of the Code. Any payment (other than interest thereon) made under this Agreement by the Seller to (or at the direction of) the Purchaser or the Company or by the Purchaser or the Company to (or at the direction of) the Seller shall be treated by all parties hereto for all purposes as an adjustment to the purchase price set forth under Section 2.2 of this Agreement.

         10.5 CLAIMS LIMITATION.

              (a) The Purchaser specifically agrees that the Seller shall not have any liability or obligation for any Damages under Section 10.1 (other than liabilities for Taxes under the Tax Sharing Agreement related to any period up to and including the Closing Date) or Section 10.2 hereof unless: (j) the aggregate amount of all such Damages exceeds $1 million and then only for the amount of such Damages in excess of $1 million; and (ii) notice of the claim for such Damages shall have been given to the Seller in accordance with this Article X and the other provisions of this Agreement prior to the end of the survival period for such claim.

              (b) The limitation contained in subsection (i) of Section 10.5(a) shall not apply to Damages arising under Sections 3.2, 3.4, or 3.5 of this Agreement or arising for failure to pay taxes for the Pre-Closing Straddle Period under Sections 3.10 or 5.4 of this Agreement.

              (c) The Seller shall not be liable or obligated for any Damages under Section 10.1 or Section 10.2 hereof (other than in respect of Damages arising under Section 3.4) that, together with all other Damages for which the Seller is liable or obligated under Section 10.1 or Section 10.2 exceed $40 million. The Seller shall not be liable or obligated for any Damages under
Section 10.2 as a result of a breach of Section 3.4 that, together with all other Damages for which the Seller is liable or obligated under Section 10.2, exceed the amount of the Consideration.


                                   ARTICLE XI
                                  TERMINATION

         11.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, upon notice by the terminating party to the other party:

              (a) at any time before the Closing, by mutual written agreement of the Seller and the Purchaser;

              (b) at any time by the Seller in the event of any breach of any representation, warranty, covenant or agreement on the part of the Purchaser, or if any representation of the Purchaser shall have become untrue, in either case, such that the conditions set forth in Article VIII are incapable of being satisfied by March 31, 1999;

              (c) at any time by the Purchaser in the event of any breach of any representation, warranty, covenant or agreement on the part of the Seller, or if any representation of the Seller shall have become untrue, in either case, such that the conditions set forth in Article VII are incapable of being satisfied by March 31, 1999; and

              (d) at any time after April 30, 1999, by the Seller or the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant or agreement included herein) by the party electing to terminate pursuant to this clause (d).

         11.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement shall thereupon become null and void, and there shall be no liability on the part of the Seller or the Purchaser (or any of their respective employees, consultants, or other Representatives), except that (a) the provisions of Section 6.3, Section 6.6 and Section 13.4 hereof shall survive any such termination, and (b) any such termination shall be without prejudice to any claim which either party may have against the other for breach of any representation, warranty, covenant or agreement included in this Agreement. All reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a non-breaching party who terminates this Agreement pursuant to Section 11.1(b) or (c) shall be reimbursed promptly by the breaching party.

         11.3 FAILURE TO CLOSE. In the event that (i) either the Purchaser or the Seller fails to take the action required by this Agreement to complete the transaction contemplated herein (the "Breaching Party") and (ii) this Agreement is terminated by Seller pursuant to Section 11.1(b) or by Purchaser pursuant to
Section 11.1(c), then the Breaching Party shall pay to the other party (the "Non-Breaching Party") a break up fee of $1.7 million (the "Break Up Fee); provided, that the Break Up Fee shall not be payable to the Non-Breaching Party if the Non-Breaching Party is in material breach of this Agreement. The Break Up Fee shall be considered liquidated damages and shall be the exclusive remedy in the event either party fails to take the action required by this Agreement to complete the transaction contemplated herein. This Section shall survive the termination of this Agreement.


                                  ARTICLE XII
                                    NOTICES

         12.1 NOTICES. All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given if delivered, faxed or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

         If to the Seller, to:

              The Western and Southern Life Insurance Company
              400 Broadway
              Cincinnati, Ohio 45202-3341
              Attention: J. J. Miller
              Telephone: 513-629-1106
              Facsimile: 513-629-1050
with a copy to:

     The Western and Southern Life Insurance Company
     400 Broadway
     Cincinnati, Ohio 45202-3341
     Attention: Donald J. Wuebbling
     Telephone: 513-629-1469
     Facsimile: 513-629-1044

If to the Purchaser, to:

     Central Reserve Life Corporation
     17800 Royalton Road
     Strongsville, Ohio 44136
     Attention: Billy B. Hill, Jr.
     Telephone: 440-572-2400
     Facsimile: 440-572-4500

with a copy to:

     McDermott, Will & Emery
     227 West Monroe Street
     Chicago, Illinois 60606
     Attention: Stanley H. Meadows, P.C.
     Telephone: 312-372-2000
     Facsimile: 312-984-7700

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article XII shall, if delivered personally, be deemed given upon delivery, shall, if delivered by facsimile, be deemed delivered when confirmed and shall, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.


                                  ARTICLE XIII
                                 MISCELLANEOUS

         13.1 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement (including the exhibits hereto and the Disclosure Schedule) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof other than a letter agreement between the parties of even date herewith regarding investment advisory services.

         13.2 EXPENSES. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article X and Section 11.2 hereof), each of the Seller and the Purchaser shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

         13.3 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, the Seller and the Purchaser shall each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby, and shall use good faith efforts to agree on the text of a joint public report, statement or release or shall use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party. If the Seller and the Purchaser are unable to agree on or approve any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to a party, required by law or may be appropriate in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release. Any such report, statement or release approved or permitted to be made pursuant to this
Section 13.3 may be disclosed or otherwise provided by the Seller or the Purchaser to any person, including, without limitation, to any employee or customer of either party hereto and to any governmental or regulatory authority.

         13.4 CONFIDENTIALITY. The Seller and the Purchaser hereby acknowledge and agree that the Confidentiality Agreement remains in full force and effect, and all information and data provided by the Seller or any of its Representatives to the Purchaser or any of its Representatives shall be subject to the terms of the Confidentiality Agreement.

         13.5 FURTHER ASSURANCES. The Seller and the Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they shall cooperate, and shall cause their respective Affiliates to cooperate, with each other to effect the orderly transition of the transfer of the business and operations of the Company to the Purchaser. Without limiting the generality of the foregoing, (a) the Seller shall give, and shall cause its Affiliates to give, representatives of the Purchaser reasonable access to all books and records of the Seller and its Affiliates reasonably requested by the Purchaser in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Company or necessary for the Purchaser to make any required filings or to respond to any audit or inquiry of any governmental or regulatory body; and (b) the Purchaser shall give, and shall cause its Affiliates to give, representatives of the Seller reasonable access to all pre-Closing books and records of the Company reasonably requested by the Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Seller or necessary for the Seller to make any required filings or to respond to any audit or inquiry of any governmental or regulatory body. After the Closing, the Seller and the Purchaser shall use commercially reasonable efforts to cooperate with the other in connection with any proceeding, investigation, examination, audit, action or other similar matter relating to the Companies or their business or operations; provided that the party requesting such cooperation shall reimburse the other for any out-of-pocket expenses incurred in connection therewith.

         13.6 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, such waiver must be in writing and must be executed by the chief executive officer or other senior officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative.

         13.7 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all parties hereto.

         13.8 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         13.9 NO THIRD PARTY BENEFICIARIES. Except as specifically provided in
Article X, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

         13.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed and performed within the State of Ohio, without regard to principles of conflicts of laws.

         13.11 BINDING EFFECT. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assignees.

         13.12 ASSIGNMENT LIMITED. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto.

         13.13 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) all references to "dollars" or "$" refer to currency of the United States of America.

         13.14 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Seller or the Purchaser under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof;
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this

Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Seller and the Purchaser, effective as of the date first written above.


                                 The Western and Southern Life Insurance Company

                                 By: /s/ John F. Barrett
                                    --------------------------------------------
                                    Name: John F. Barrett
                                    Title: President and Chief Executive Officer


                                 By: /s/ Donald J. Wuebbling
                                    --------------------------------------------
                                    Name: Donald J. Wuebbling
                                    Title: Vice President and General Counsel



                                 Central Reserve Life Corporation


                                 By: /s/ Charles E. Miller
                                    --------------------------------------------
                                    Name: Charles E. Miller
                                    Title: Executive Vice President & CFO